Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE
January 11, 2011

FOR MORE INFORMATION, PLEASE CONTACT:
Tracy Roberts
Marketing Director
(802) 487-3512

Kathryn Austin promoted to Executive Vice President of
Community Bancorp. and Community National Bank

Derby, VT—Steve Marsh, President of Community National Bank has just announced the promotion of Kathryn Austin to Executive Vice President of Community Bancorp. and Community National Bank. Austin has worked for the bank for 31 years where she most recently has been responsible for the administration of CNB’s Retail Banking operations, as well as directing the Human Resources and Marketing and Public Relations departments.

Kathy has always been a proponent of education and serves as an excellent role model. She is a graduate from the New England School of Banking at Williams, as well as the Stonier Graduate School of Banking. In 2003, she was honored by the Vermont Bankers Association as the Outstanding Community Banker of the year. Kathy was chosen for the award based on her many years of volunteerism and commitment to supporting her community by serving as a member, and often the Chair member, to many civic boards. Currently Kathy serves as Chairperson of the Board of North Country Health System.

During the announcement bank President Steve Marsh stated, “I am always pleased when we can fill our Executive roles from within the Organization. Kathy is the epitome of integrity and professionalism, and I’m proud to recognize her achievements with this well-deserved promotion. “

Kathy is a lifelong resident of the Northeast Kingdom. She currently resides in Morgan with her husband Shawn and their golden retriever Oakley.